Exhibit 99.1
CONTACT:    Terry Hammett
Commercial Vehicle Group, Inc.
(614) 289-5384

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES THE APPOINTMENT OF DOUGLAS F. BOWEN AS SENIOR VICE PRESIDENT AND MANAGING DIRECTOR OF GLOBAL CONSTRUCTION, AGRICULTURE & MILITARY MARKETS
NEW ALBANY, OHIO, June 5, 2017 /PRNewswire/ - Today Commercial Vehicle Group, Inc. (Nasdaq: CVGI) announced the appointment of Douglas F. Bowen as Senior Vice President and Managing Director of Global Construction, Agriculture & Military Markets, effective June 12, 2017. Mr. Bowen comes to CVG most recently from Dayco Products, LLC where he served as President of North America and Australian markets through 2016. Mr. Bowen brings more than 35 years of relevant global OE and Aftermarket experience to this new role.
“We are excited to welcome Doug to the CVG leadership team,” said Patrick Miller, President and CEO. “Doug’s deep, global experience in commercial negotiations and product launches will help us sustain and expand our critical Global Construction and Agriculture segment.”
“I am extremely excited to join CVG,” said Bowen. “I look forward to working closely with the entire team to help continue the momentum that is already well underway, and build new opportunities to bring additional value to the organization.”
Mr. Bowen is a graduate of the Citadel, The Military College of South Carolina; and holds a Bachelor of Science in Business Administration.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group, Inc. (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium- and heavy-duty truck market, the medium-and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.